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                                                           Exhibit 99(a)(15)


                           MHC ANNOUNCES THE EXTENSION OF ITS TENDER
                              OFFER FOR CHATEAU PROPERTIES, INC.

      CHICAGO, IL - OCTOBER 23, 1996 -- Manufactured Home Communities, Inc. (NYSE:MHC) today announced that it will extend its $26-per-share cash tender offer for the acquisition of Chateau Properties, Inc. (NYSE:CPJ) which was commenced on September 4, 1996. The tender offer will now expire at 12:00 midnight (New York City time) on Wednesday, November 6, 1996, unless further extended by Manufactured Home Communities, Inc. The tender offer previously had been scheduled to expire at 12:00 midnight (New York City time) on Wednesday, October 23, 1996. As of 5:00 p.m. (New York City time) on October 22, 1996, approximately 2,650,000 shares of Chateau's common stock had validly been tendered in the offer.

      MHC is the largest owner and operator of manufactured housing in the country. Nationwide, MHC owns or controls 67 quality communities in 19 states, consisting of 26,820 sites. MHC is a self-administered, self-managed equity real estate investment trust (REIT), with headquarters in Chicago.